UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2005

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8957	91-1292054
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

19300 International Boulevard, Seattle, Washington 98188

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 392-5040

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2005, Alaska Air Group, Inc. (the “Company”) entered into a purchase agreement dated December 12, 2005 (the “Purchase Agreement”) by and between the Company and Citigroup Global Markets Inc. as representative of the several underwriters named in Schedule A to the Purchase Agreement, relating to the offer and sale of 5,700,000 shares of the Company’s common stock, $1.00 par value. The Company also granted the underwriters an option to purchase up to 427,500 additional shares of its common stock to cover over-allotments, if any.

The Company expects to use the net proceeds from the sale of the common stock for general corporate purposes, including working capital, the acquisition of aircraft and other capital expenditures. Accordingly, management will have broad discretion as to the application of the offering proceeds. Pending their ultimate use, the Company expects to invest the net proceeds in interest bearing, investment grade securities.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial bank lending and other commercial dealings in the ordinary course of business with the Company. They have received customary fees and commissions for these transactions. In addition, some of the underwriters and their affiliates are lenders under the Company’s principal credit facility.

Item 9.01. Financial Statements and Exhibits.

Exhibit 1.1	Purchase Agreement dated December 12, 2005 by and between Alaska Air Group, Inc. and Citigroup Global Markets Inc. as representative of the several underwriters named in Schedule A to the Purchase Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALASKA AIR GROUP, INC.
(Registrant)

Date: December 16, 2005	By:	/s/ Bradley D. Tilden
	Name:	Bradley D. Tilden
	Title:	Executive Vice President/Finance and
Chief Financial Officer

Date: December 16, 2005	By:	/s/ Brandon S. Pedersen
	Name:	Brandon S. Pedersen
	Title:	Staff Vice President/Finance and Controller

3

EXHIBIT INDEX

Exhibit 1.1	Purchase Agreement dated December 12, 2005 by and between Alaska Air Group, Inc. and Citigroup Global Markets Inc. as representative of the several underwriters named in Schedule A to the Purchase Agreement

4